EXHIBIT 10.1

Cheniere Energy, Inc.
2011 - 2013 Bonus Plan

Two (2) sub plans:

I.	CQP Plan

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The CQP Plan covers funds paid by Cheniere Energy Partners GP, LLC (“CQP GP”) to Cheniere LNG O&M Services, LLC, which includes costs for Sabine Pass LNG, L.P. (“Sabine Pass LNG”) operators, technicians and supporting roles that have been seconded to CQP GP pursuant to the Services and Secondment Agreement.

1.
The bonus formula for the CQP Plan will reward overall performance in relation to benchmarks for safety, operation without incident, efficiency of fuel usage as a ratio of throughput, total throughput, facility availability, ship demurrage, environmental compliance and other factors as agreed to by CQP GP and Sabine Pass LNG pursuant to the Operations and Maintenance Agreement.

II.	Corporate Plan (see below)

▪	The Corporate Plan covers bonuses paid outside of the Services and Secondment Agreement and includes all other employees not designated under the CQP Plan.

▪	For each of the 2011, 2012 and 2013 performance years, the Corporate Plan will include an Annual Cash Bonus Pool and a Long-Term Commercial Bonus Pool.

Corporate Plan:

I.	Annual Cash Bonus Pool:

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For each of the 2011, 2012 and 2013 performance years, the Annual Cash Bonus Pool will be funded by the following: (i) achievement of operational and corporate goals; (ii) EPC contract negotiations, balance sheet optimization, and 12% of any gross margins generated from the Company's Short-Term Commercial Activity (defined below), such that each incremental $25 MM of gross margins generated will fund the Annual Cash Bonus Pool with an additional $3 MM; and (iii) any other appropriate milestones achieved by the Company.

Annual Cash Bonus Pool

Funding:	Components:	Annual Cash Bonus Pool (cumulative):
Base	Achievement of operational and corporate goals	$5 MM
Target	EPC Contract Negotiations, Balance Sheet Optimization, 12% of Gross Margins from Short-Term Commercial Activity and any other appropriate milestones	Up to $10 MM
Additional	Additional Short-Term Commercial Activity and any other appropriate milestones	Above $10 MM

Cheniere Energy, Inc.
2011 - 2013 Bonus Plan

▪	Components of the Annual Cash Bonus Pool:

1.	Base Bonus Goals - The achievement of the following operational and corporate goals will fund a base Annual Cash Bonus Pool equal to $5 MM:

a)	Meet operations and safety objectives.

b)	Manage Cheniere Energy, Inc. (“Cheniere”) and its subsidiaries (collectively, the “Company”) within 10% of the approved expenditure budgets.

c)	Sign MOUs for 1 Bcf/d of bi-directional capacity at the Sabine Pass LNG terminal.

d)	File all required permit authorizations to commence construction of the liquefaction project at the Sabine Pass LNG terminal.

2.	Target Bonus Goals - The achievement of the following goals will increase the Annual Cash Bonus Pool up to an aggregate target of $10 MM:
a)    EPC Contract Negotiations - Negotiate a fixed price EPC contract for construction of the liquefaction project at the Sabine Pass LNG terminal.
b)    Balance Sheet Optimization - Develop a plan to address debt maturities.
c)    Short-Term Commercial Activity - “Short-Term Commercial Activity” equals 12% of any gross margins generated from the Company's contracts with a term of less than four years. Gross margins equal earnings minus direct costs (non-GAAP measure). Gross margins generated from Short-Term Commercial Activity will fund the Annual Cash Bonus Pool only to the extent credited to each of the applicable 2011, 2012 or 2013 fiscal years. For example, a three-year contract entered into during 2011 with total gross margins of $75 MM over the three-year term may only yield gross margins of $25 MM in 2011; hence, $3 MM would be added to the Annual Cash Bonus Pool in 2011 for Short-Term Commercial Activity.
d) Any other appropriate milestones achieved by the Company.
3. The Annual Cash Bonus Pool may also be increased above the $10 MM target based on additional Short-Term Commercial Activity and any other appropriate milestones achieved by the Company.

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Payout of the Annual Cash Bonus Award: The determination and payment of the Annual Cash Bonus Award will be made no later than February 28 of the year following each performance year, provided that the participant is an employee of the Company as of such payment date, subject to the potential cash limitations below.

II.    Long-Term Commercial Bonus Pool:

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During the 2011, 2012 and 2013 performance years, a Long-Term Commercial Bonus Pool will be determined by the Compensation Committee following the Company entering into a Long-Term Commercial Contract (defined below).

▪	The Long-Term Commercial Bonus Pool will equal 11% of Margins (defined below) generated from any contract with a term of four years or more (“Long-Term Commercial Contract”).
1. “Margins” shall equal the present value of the following expected cash flows, applying a 15% discount rate in years four and beyond: cash receipts minus: (i) direct costs; (ii) interest payments on the liquefaction project debt; and (iii) expected cash payments to third party equity holders.

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Payout of the Long-Term Commercial Bonus Pool. The payment of the Long-Term Commercial Bonus Pool may be made in a combination of up to a maximum of 25% of the pool in cash and the remainder of the pool in equity, as determined by the Compensation Committee, subject to the vesting requirements and potential cash limitations below.

Cheniere Energy, Inc.
2011 - 2013 Bonus Plan

1.    Long-Term Commercial Cash Award: The Long-Term Commercial Cash Award will be granted within 30 days of obtaining financing commitments to construct the liquefaction project at the Sabine Pass LNG terminal and will vest in five annual installments. The first installment will vest and be paid immediately upon commencement of construction of the liquefaction project (“Initial Cash Vesting Date”). The second installment will vest and be paid on the first anniversary of the Initial Cash Vesting Date, the third installment will vest and be paid on the second anniversary of the Initial Cash Vesting Date, the fourth installment will vest and be paid on the third anniversary of the Initial Cash Vesting Date and the fifth installment will vest and be paid on the fourth anniversary of the Initial Cash Vesting Date. Except as set forth below, the participant shall forfeit any unvested portion of his or her Long-Term Commercial Cash Award if the participant's employment with Cheniere terminates for any reason prior to the applicable vesting dates.
2.    Long-Term Commercial Equity Award: The number of total shares to be granted to the participants will be determined by dividing the equity portion of the Long-Term Commercial Bonus Pool by the average closing price of the Company's common stock as reported on the NYSE Amex Equities for the 30 calendar days immediately following the fifth trading day after the announcement of the contract. The Long-Term Commercial Equity Award will be granted in the form of restricted stock of the Company within 30 days of obtaining financing commitments to construct the liquefaction project at the Sabine Pass LNG terminal and will vest in five annual installments. The first installment will vest immediately upon commencement of construction of the liquefaction project (“Initial Equity Vesting Date”). The second installment will vest on the first anniversary of the Initial Equity Vesting Date, the third installment will vest on the second anniversary of the Initial Equity Vesting Date, the fourth installment will vest on the third anniversary of the Initial Equity Vesting Date and the fifth installment will vest on the fourth anniversary of the Initial Equity Vesting Date. Except as set forth below, the participant shall forfeit any unvested equity if the participant's employment with the Company terminates for any reason prior to the applicable vesting dates.

III.     Vesting upon termination, death, disability, or change of control: If (i) Cheniere terminates the participant's employment without Cause (as defined in the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan, as amended (“2003 Stock Incentive Plan”), or any successor plan (collectively, the “Plan”)) or the participant terminates his/her employment for Good Reason (as defined in the Plan), or (ii) the participant dies or incurs a Disability (as defined in the Plan) or a Change of Control (as defined in the Plan) occurs, in each case before an award has been fully vested, the unvested portion of the award as of such date shall become immediately vested and payable in a single lump sum to the participant (or beneficiary in the case of the participant's death).

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Notwithstanding the foregoing, in any circumstance in which the foregoing definitions of Disability or Change of Control would be operative and with respect to which the income tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term “Disability” met the requirements of Section 409A(a)(2)(A)(ii) of the Code or “Change of Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Disability” herein shall have the meaning ascribed to it within the meaning of Treas. Reg. §1.409A-3(i)(4) and “Change of Control” herein shall mean, but only for the transaction so affected, a “change

Cheniere Energy, Inc.
2011 - 2013 Bonus Plan

in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

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If the payment of an award would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then such payment shall be paid on the date that is six months (plus one day) after the date of the participant's termination of employment with Cheniere (or if such payment date does not fall on a business day, the next following business day), or such earlier date upon which such payment can be paid under Section 409A of the Code without being subject to such additional taxes and interest.

IV.     In the event Cheniere does not have a sufficient number of shares under the 2003 Stock Incentive Plan at the time of grant, then the Company may settle the unfunded equity portion with cash or other awards pursuant to any successor plan of the 2003 Stock Incentive Plan, subject to stockholder approval of such successor plan.

V.     The Company may not pay more than $20 MM in cash to all participants in the aggregate for any performance year.

VI.     The Company shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state, local or any other tax withholding obligations as it determines are necessary at the time payments of the bonus are made.

VII.    Participants shall be solely responsible for and liable for any tax consequences (including but not limited to any interest or penalties) as a result of participation in the Corporate Plan. Neither the Board, nor the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder and assumes no liability whatsoever for the tax consequences to the participants.